UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$385,591,102

(5)	Total fee paid:

$11,831.78

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE

TOPPS FILES INVESTOR PRESENTATION URGING STOCKHOLDERS TO VOTE
“FOR” THE $9.75 PER SHARE CASH TORNANTE – MADISON DEARBORN MERGER

NEW YORK, September 11, 2007 –The Topps Company, Inc. (Nasdaq: TOPP) announced today that it has filed with the Securities and Exchange Commission an updated investor presentation that urges Topps’ stockholders to vote FOR the merger agreement with affiliates of The Tornante Company LLC and Madison Dearborn Partners, LLC (the “Tornante–MDP transaction”), at the special meeting of stockholders scheduled for Wednesday, September 19, 2007.  The presentation, as well as other proxy materials, is available at http://www.topps.com in the “Corporate” section or at http://www.sec.gov.

The Company noted that the $9.75 per share cash merger consideration in the Tornante-MDP transaction is the ONLY binding offer to result from the Board of Director’s extensive and thorough value-maximization process that started nearly three years ago.  In its presentation urging stockholders to vote FOR the $9.75 per share cash transaction, the Company further noted:

•

Topps management led a very SUCCESSFUL restructuring effort that enabled it to deliver the $9.75 per share cash offer, however, Topps is facing significant company-specific and broader industry challenges;

•

The Tornante–MDP transaction offers GOOD value to ALL Topps stockholders.  Among other things, the all cash offer provides certainty of value in a volatile credit market and implies attractive valuation at 13.1 times fiscal 2007 EBITDA;

•

Upper Deck’s offer turned out to be illusory – and it is time to move on; and

•

Crescendo is NOT a REAL alternative, but instead is a risky GAMBLE that stockholders should reject.

The Board believes that the $9.75 per share cash offer represents the best opportunity to deliver maximized value to all Topps’ stockholders and urges Topps stockholders vote “FOR” the Tornante–MDP transaction by signing, dating and returning the Company’s WHITE proxy card TODAY!

The Special Meeting of Topps stockholders to consider and vote upon the pending Tornante-MDP transaction has been scheduled for Wednesday, September 19, 2007 at 11:00 a.m., local time, at the Company’s offices at One Whitehall Street, New York, New York.  Topps stockholders of record as of the close of business on August 10, 2007 will be entitled to vote at the special meeting.  The Tornante–MDP transaction requires the affirmative vote of a majority of the shares of Topps outstanding common stock.

Topps’ stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own.  If you voted against the Tornante – MDP merger when the Upper Deck negotiation was in process and would like to change your vote, vote now by phone, internet or mail. Only your latest dated card is counted.

Stockholders are urged vote promptly by phone or internet to ensure your vote is counted. If you vote by mail, sign, date and return the Company’s WHITE proxy card today. Follow the instructions on the Company’s “WHITE” proxy card to assure a vote for Topps’ directors and the governance proposals. Stockholders are advised that if they have any questions or need any assistance in voting their shares, they should contact Topps’ proxy solicitor, Mackenzie Partners, Inc., toll-free, at 1-800-322-2885.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company's confectionery brands include "Bazooka" bubble gum, "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops.  For additional information, visit www.topps.com.

Forward Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Although Topps believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site.  Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.

CONTACTS

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

# # #